SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 17, 2008

Littlefield Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-24805	74-2723809
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2501 North Lamar Boulevard

Austin, Texas 78705

(Address of principal executive office)

Issuer's telephone number: (512) 476-5141

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On March 17, 2008, Littlefield Corporation agreed to sell 5,190,568 shares of its restricted common stock to an affiliate of Value Fund Advisors, LLC, of Tulsa, Oklahoma (“VFA”), for $7,000,000, or $1.3486 per share, which represents a ten percent (10%) premium over the company’s average closing price on the OTC Bulletin Board for the five trading days ending March 13, 2008. After the purchase, VFA and its affiliates will own approximately 45% of the outstanding common stock of Littlefield.

The terms of the stock purchase require that VFA not sell any of its stock holdings prior to December 31, 2012 without the consent of Littlefield. It also requires Littlefield to file a registration statement with the SEC covering all unregistered shares held by VFA. VFA has further agreed to vote its shares in support of all propositions recommended to the shareholders by Littlefield’s board of directors at annual meetings through December 31, 2012. VFA is granted the right to nominate for consideration by Littlefield’s nominating committee up to two qualified individuals for election to Littlefield’s board through December 31, 2012.

Section 3 – Securities and Trading Markets

Item 3.02	Unregistered Sales of Equity Securities

On March 17, 2008, Littlefield Corporation agreed to sell 5,190,568 shares of its restricted common stock to an affiliate of Value Fund Advisors, LLC, of Tulsa, Oklahoma, for $7,000,000, or $1.3486 per share, which represents a ten percent (10%) premium over the company’s average closing price on the OTC Bulletin Board for the five trading days ending March 13, 2008.

The sale was made in a privately negotiated transaction in reliance on the exemption from federal securities laws contained in Section 4(2) of the Securities Act of 1933 and is more fully described in Item 1.01 of this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITTLEFIELD CORPORATION

Date: March 19, 2008	/s/ Jeffrey L. Minch
Jeffrey L. Minch, President and Chief Executive Officer